Exhibit 99.2
Nexius, Inc.
Financial Statements
December 31, 2009

Contents

Independent Auditor’s Report	1

Financial Statements

Balance Sheets	2
Statements of Operations	3
Statements of Stockholders’ Equity/(Deficit)	4
Statements of Cash Flows	5
Notes to Financial Statements	6-14

McGladrey&Pullen
Certified Public Accountants
Independent Auditor’s Report
To The Board of Directors
Nexius, Inc.
Herndon, Virginia
We have audited the accompanying balance sheet of Nexius, Inc. as of December 31, 2009, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nexius, Inc. as of December 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 6 to the financial statements, the Company adopted the accounting standard on accounting for uncertainty in income taxes on January 1, 2009.
Vienna, VA
June 24, 2010, except for Note 8 as to which the date is August 20, 2010

Nexius, Inc.
Balance Sheets
June 30, 2010 and December 31, 2009

	June 30, 2010
	(unaudited)	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$921,076	$1,175,955
Accounts receivable, net	6,607,118	5,939,035
Prepaid expenses	420,164	324,451
Cost of products and services, current portion	2,469,669	2,389,594

Total current assets	10,418,027	9,829,035

Equipment, software and leasehold improvements, net	583,315	827,285
Cost of products and services, net of current portion	49,805	230,801
Deferred income tax asset	2,419,319	1,943,475

Total assets	$13,470,466	$12,830,596

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Notes payable, current portion	$1,417,353	$—
Accounts payable	1,517,105	958,393
Income taxes payable	162,854	90,318
Accrued expenses	2,631,050	2,346,626
Equipment loans payable	392,747	471,358
Deferred revenue, current portion	9,068,443	8,539,352

Total current liabilities	15,189,552	12,406,047

Notes payable, net of current portion	1,575,859	2,190,824
Deferred revenue, net of current portion	19,583	564,627

Total liabilities	16,784,994	15,161,498

Commitments and Contingencies

Stockholders’ Equity/(Deficit)
Common stock, $.01 par value; authorized 20,000,000 shares, issued and outstanding 16,000,000 shares	160,000	160,000
Accumulated deficit	(3,474,528)	(2,490,902)

Total stockholders’ deficit	(3,314,528)	(2,330,902)

Total liabilities and stockholders’ equity	$13,470,466	$12,830,596

See notes to the financial statements

Nexius, Inc.
Statements of Operations
Six Months Ended June 30, 2010 and 2009 and Year Ended December 31, 2009

	Six months ended
	June 30, 2010	June 30, 2009	Year Ended
	(unaudited)	(unaudited)	December 31, 2009
Nexius services	$15,344,722	$11,235,025	$23,995,575
Nexius products	4,309,741	5,924,642	8,155,523

Gross sales	19,654,463	17,159,667	32,151,098

Cost of sales	16,416,106	12,877,967	25,985,037

Gross profit	3,238,357	4,281,700	6,166,061

Selling , general and administrative	4,592,568	4,237,518	8,996,015

Income/(loss) from operations	(1,354,211)	44,182	(2,829,954)

Interest expense, net	89,260	43,595	125,738

Income/(loss) before income taxes	(1,443,471)	587	(2,955,692)

Income tax benefit	(459,845)	(101,407)	(1,293,748)

Net income/(loss)	$(983,626)	$101,994	$(1,661,944)

See notes to the financial statements

Nexius, Inc.
Statements of Stockholders’ Equity/(Deficit)
Period Ended June 30, 2010 (Unaudited) and Year Ended December 31, 2009

	Common Stock		Accumulated
	Shares	Amount	Deficit	Total

Balance as of January 1, 2009	16,000,000	$160,000	$(593,101)	$(433,101)
Adoption of accounting standard for uncertainty in income taxes	—	—	(235,857)	(235,857)

Balance as of January 1, 2009, as restated	16,000,000	160,000	(828,958)	(668,958)
Net loss	—	—	(1,661,944)	(1,661,944)

Balance as of December 31, 2009	16,000,000	160,000	(2,490,902)	(2,330,902)
Net loss (unaudited)	—	—	(983,626)	(983,626)

Balance as of June 30, 2010	16,000,000	$160,000	$(3,474,528)	$(3,314,528)

See notes to the financial statements

Nexius, Inc.
Statements Of Cash Flows
Six Months Ended June 30, 2010 and June 30, 2009 and
Year Ended December 31, 2009

	Six months ended
	June 30, 2010	June 30, 2009	Year ended
	(unaudited)	(unaudited)	December 31, 2009

Cash Flows From Operating Activities
Net (loss) income	$(983,626)	$101,994	$(1,661,944)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	321,707	327,724	690,198
Provision for doubtful accounts	(14,944)	495	(18,220)
Deferred income taxes	(475,844)	84,748	(1,073,985)
(Increase) decrease in assets:
Accounts receivable	(653,139)	(2,431,709)	(2,515,773)
Prepaid expenses	(95,713)	(18,329)	(128,193)
Income tax receivable	—	(94,826)	78,253
Cost of products and services	100,921	(433,235)	(971,583)
Increase (decrease) in liabilities:
Accounts payable	558,712	1,574,604	673,382
Income tax payable	72,536	(235,857)	(145,539)
Accrued expenses	284,424	120,400	(41,483)
Deferred revenue	(15,953)	(2,092,043)	2,241,625

Net cash used in operating activities	(900,919)	(3,096,034)	(2,873,262)

Cash Flows From Investing Activities
Purchases of equipment, software, and leasehold improvements	(77,737)	(119,290)	(320,770)

Net cash used in investing activities	(77,737)	(119,290)	(320,770)

Cash Flows From Financing Activities
Proceeds from notes payable	802,388	2,123,031	2,183,770
Payments on equipment loans payable	(78,611)	(73,186)	(149,036)

Net cash provided by financing activities	723,777	2,049,845	2,034,734

Net decrease in cash and cash equivalents	(254,879)	(1,165,479)	(1,159,298)

Cash And Cash Equivalents
Beginning	1,175,955	2,335,253	2,335,253

Ending	$921,076	$1,169,774	$1,175,955

Supplemental Disclosure Of Cash Flow Information
Cash paid for interest	$89,260	$44,144	$126,287

Cash paid for income taxes	$—	$124,128	$124,128

See Notes to Financial Statements.

Nexius, Inc.
Notes To Financial Statements (unaudited with respect to June 30, 2010 and 2009)
Note 1. Nature Of Business And Significant Accounting Policies
Nature of business: Nexius, Inc. (the Company) was formed in August 2001, under the laws of the Commonwealth of Virginia. The Company develops software and provides customized technology services to the Communication Services Provider (CSP) market through two primary lines of business, Nexius Services and Nexius Products. The Nexius Services provides services to the CSP market through four core practice areas, technology, network engineering, network deployment and OSS/software services. The Nexius Services technology team advises telecommunications operators, vendors, and investors on emerging technologies, and helps them formulate sound business strategies. The Nexius Services supports our clients in a variety of capacities, including: full turnkey projects, staff augmentation, or milestone based projects. This practice provides network services that range from network planning and design, performance and optimization, and field services to other engineering solutions. The Company supports clients in the area of network deployment with expertise in site development services, helping them as their new site builds. The Nexius OSS/Software Services team provides our clients with extensive subject matter expertise in telecommunications technologies and operations, a proven Agile-based development and deployment methodology, and reliable support across the spectrum of OSS solutions. Nexius Products are built on Nexius’ XPLORE family. XPLORE provides the CSP market with business intelligence tools allowing them to extrapolate, correlate, and render, in a standardized and intuitive way, information from disparate point products and data stores across the communications providers’ cross functional organizations. Nexius licenses XPLORE in individual or as a suite of XPLORE Managers, along with customization and implementation services, and maintenance and support services.
A summary of the Company’s significant accounting policies follows:
Unaudited interim financial information: The financial statements as of June 30, 2010 and for the six months ended June 30, 2010 and 2009 included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures contained herein comply with the requirements of the Securities Exchange Act of 1934, as amended, and are adequate to make the information presented not misleading. The financial statements included herein, reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. The results of operations for the six months ended June 30, 2010 and 2009 are not necessarily indicative of the results to be anticipated for the entire year ending December 31, 2010. All references to June 30, 2010 or to the six months ended June 30, 2010 and 2009 in the notes to these financial statements are unaudited.
Basis of accounting: The accompanying financial statements are presented in accordance with the accrual basis of accounting, whereby revenue is recognized when earned and expenses are recognized when incurred.
Revenue recognition: The Company’s revenues are generated from its two lines of business: Nexius Services and Nexius Products.

Nexius, Inc.
Notes To Financial Statements (unaudited with respect to June 30, 2010 and 2009)
Note 1. Nature Of Business And Significant Accounting Policies (continued)
Nexius Services generates revenues primarily through the providing of consulting resources to clients, on a time-and materials basis or through fixed-fee or “turnkey” contracts. Revenues from time-and-materials consulting contracts are recognized based upon fixed billable rates for hours or months delivered. Revenues from fixed-price consulting contracts are recognized upon contract completion due to the short-term nature of the associated contracts.
Nexius Products generates revenues from providing a variety of software products and services that provide network data business intelligence tools for Communication Services Providers. These include software licenses, professional services (including implementation, training and customized consulting services), hosting, and maintenance and technical support contracts. Certain of the Company’s arrangements contain multiple elements, consisting of the various services the Company offers. For many of these arrangements, the Company has determined that there is not objective and reliable evidence of fair value for any of its services and, therefore, accounts for all elements in multiple element arrangements as a single unit of accounting. In these arrangements, the Company recognizes the entire arrangement fee over the performance period of the last deliverable. As a result, the total arrangement fee is recognized on a straight-line basis over the period beginning with the commencement of the last deliverable service period.
The Company recognizes revenue in accordance with FASB ASC Topic 985, Software (ASC 985), originally issued as Statement of Position (SOP) No. 97-2, Software Revenue Recognition, and FASB ASC Topic 605, Revenue Recognition using the completed-contract method. ASC 985 requires that revenue recognized from multiple deliverable arrangements that include software licenses be allocated to the various elements of the arrangement based on the relative fair values of the elements, such as maintenance and technical support, training and consulting services, and implementation services. If the relative fair values of the elements based on “vendor specific objective evidence” (VSOE) cannot be determined, revenue must be recognized over the service period of the last delivered element. ASC 985, under the completed-contract method, requires that for certain production-type contracts, income is recognized only when a contract is completed or substantially completed. During the period of performance, billings and costs are accumulated on the balance sheet, but no profit or income is recorded before completion or substantial completion of the work. Deferred revenue is recognized when amounts are billed and received prior to customer acceptance.
Cost of revenue: Costs of revenue differ along the Company’s two lines of business.
Nexius Services’ cost of revenue consists primarily of the expenses of providing staff on a time-and-materials basis or completion of fixed-fee contracts. Consistent with the nature of the contracts and revenues of Nexius Services, costs are expensed as incurred.
Nexius Products’ cost of revenues includes the development of the XPLORE family of software products and other customized software, as well as providing customized and professional services. For services the Company provides, costs are expensed as incurred. For software developed for sale, costs, mainly labor, are capitalized and amortized over likely sales, as determined by management. Customized software costs are capitalized and amortized over the revenue recognition period for each contract. As of June 30, 2010 and December 31, 2009, capitalized costs of products and services were $2,519,474 and $2,620,395, respectively.

Nexius, Inc.
Notes To Financial Statements (unaudited with respect to June 30, 2010 and 2009)
Note 1. Nature Of Business And Significant Accounting Policies (continued)
Accounts receivable: Billed accounts receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Billed accounts receivables are written off when deemed uncollectible. Recoveries of billed accounts receivable previously written off are recorded when received. Unbilled amounts represent costs and fees incurred, but not billed. The Company considers a receivable past due if the invoice is outstanding for more than 60 days. Interest is not accrued on past due receivables.
Cash and cash equivalents: Cash and cash equivalents include primarily cash and short-term investments with maturities of 90 days or less.
Equipment, software and leasehold improvements: Leasehold improvements and equipment are recorded at cost. Depreciation and amortization is provided using the straight-line method over the assets’ estimated remaining useful lives of the depreciable assets, ranging from three to five years. Leasehold improvements are amortized on a straight- line basis over the shorter of the lease term or remaining estimated useful life of the asset.
Valuation of long-lived assets: The Company accounts for long-lived assets in accordance with the provisions of FASB ACS Topic 360, Property, Plant and Equipment (ASC 360), originally issued as SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.
Income taxes: The Company utilizes the asset and liability method of accounting for income taxes as set forth in FASB ASC Topic 740, Income Taxes, (ASC 740), originally issued as SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred income taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. A valuation allowance is recorded when it is more likely than not that some of the deferred income tax assets will not be realized.
On January 1, 2009, the Company adopted the accounting standard on accounting for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the

Nexius, Inc.
Notes To Financial Statements (unaudited with respect to June 30, 2010 and 2009)
Note 1. Nature Of Business And Significant Accounting Policies (continued)
position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses derecognition, classification, interest and penalties on income taxes, and accounting in subsequent periods.
Software development and research and development costs: The Company accounts for software development costs in accordance with provisions of FASB ASC Topic 985-20, originally issued as SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Under the standard, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. To date, the period between achieving technological feasibility and the general availability of such software has been short; therefore, the software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs and has charged all such costs to research and development expense. Research and development costs are expensed as incurred.
Concentrations of credit risk: The Company maintains cash in bank deposits, certificates of deposit, and money market accounts which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk on cash and cash equivalents. The Company has three customers that accounted for approximately 64% and 94% of total revenues for the six months ended June 30, 2010 and 2009, respectively. Accounts receivable from these customers approximated 63% of total accounts receivable at June 30, 2010. The company had five customers that accounted for approximately 90% of total revenues for the year ended December 31, 2009. Accounts receivable from these customers approximated 81% of total accounts receivable at December 31, 2009.
Use of estimates: The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.
Recent accounting pronouncements: In September 2009, the Financial Accounting issued Accounting Standards Update (ASU) 2009-13, Multiple-Deliverable Revenue Arrangements (ASU 2009-13), which amends the revenue guidance under Subtopic 605-25, Multiple Element Arrangements. ASU 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how arrangement consideration shall be measured and allocated to the separate units of accounting in the arrangement. ASU 2009-13 is effective for periods beginning after December 15, 2010, with earlier adoption permitted. The Company is currently evaluating the timing of its adoption of ASU 2009-13 and the impact that ASU 2009-13 will have on its financial statements.
Subsequent events: The Company has evaluated subsequent events through August 20, 2010 the date on which the financial statements were available to be issued. See Note 8 for a description of the subsequent event.

Nexius, Inc.
Notes To Financial Statements (unaudited with respect to June 30, 2010 and 2009)
Note 2. Accounts Receivable, net
Accounts receivable as of June 30, 2010 and December 31, 2009, consist of the following:

	2010	2009
Billed costs and fees	$5,546,285	$5,483,573
Unbilled costs and fees	1,062,711	472,284

	6,608,996	5,955,857
Less allowance for doubtful accounts	1,878	16,822

	$6,607,118	$5,939,035

Note 3. Equipment, Software And Leasehold Improvements, net
Equipment, software and leasehold improvements at June 30, 2010 and December 31, 2009, consist of the following:

	2010	2009
Network and IT hardware	$1,753,437	$1,676,391
Software and licenses	510,719	491,608
Furniture and leasehold	47,383	47,383
Automobile	9,500	9,500

	2,321,039	2,224,882
Less accumulated depreciation and amortization	1,737,724	1,397,597

	$583,315	$827,285

Nexius, Inc.
Notes To Financial Statements (unaudited with respect to June 30, 2010 and 2009)
Note 4. Accrued Expenses
Accrued expenses at June 30, 2010 and December 31, 2009, consist of the following:

	2010	2009
Accrued subcontractors	$1,380,800	$1,201,011
Accrued wages and benefits	646,382	395,200
Accrued commissions	277,674	351,990
Accrued other expenses	326,194	398,425

	$2,631,050	$2,346,626

Note 5. Employee Benefit Plan
In 2004, the Company established a 401(k) Retirement Plan containing Profit-Sharing Plan provisions. Eligible employees may elect to have up to 25% of their compensation invested under the terms of the Profit-Sharing Plan. The Company has no contribution obligations to the plans, and no matching or discretionary funds were contributed during the periods ended June 30, 2010 and 2009 or the year ended December 31, 2009.
Note 6. Income Taxes
Income tax benefit for the periods ended June 30, 2010 and 2009, consist of the following:

	Six Months Ended		Year Ended
	June 30, 2010	June 30, 2009	December 31, 2009

Federal:
Current	$—	$(147,262)	$(207,639)
Deferred	(418,914)	68,827	(945,492)

	(418,914)	(78,435)	(1,153,131)

State:
Current	15,999	(38,893)	(12,124)
Deferred	(56,930)	15,921	(128,493)

	(40,931)	(22,972)	(140,617)

Income tax benefit	$(459,845)	$(101,407)	$(1,293,748)

Nexius, Inc.
Notes To Financial Statements (unaudited with respect to June 30, 2010 and 2009)
Note 6. Income Taxes (continued)
Deferred income taxes reflect the impact of “temporary differences” between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. ASC 740, Income Taxes, requires that a valuation allowance be established for deferred tax assets if it is more-likely-than-not that the deferred tax assets will not be realized. There was no valuation allowance deemed necessary as of June 30, 2010 or December 31, 2009.
The tax effect of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at June 30, 2010 and December 30, 2009, are as follows:

Deferred income tax assets:
Net operating losses and other carryforwards	$1,418,683	$1,214,180
Deferred revenue	841,590	665,798
Depreciation and amortization	25,542	54,111
Accrued vacation	87,245	—
Accrued bonus	35,976	—
Other	10,283	9,386

Total deferred income tax assets	$2,419,319	$1,943,475

As of June 30, 2010 and December 31, 2009, the Company had approximately $6,000,000 and $5,500,000 of federal net operating losses, including net operating losses plus other loss carryforwards. The availability of the net operating loss carryforwards to reduce the Company’s future federal income tax liability is subject to limitations under the IRS Code. The net operating loss carryforwards will expire in the years from 2028 to 2030.
The Company adopted the accounting standard on accounting for uncertainty in income taxes on January 1, 2009. The accounting standard addresses the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. In addition, the accounting standard expands the disclosure requirements concerning unrecognized tax benefits, as well as any significant changes that may occur in the next twelve months associated with unrecognized tax benefits. As a result of the implementation of this guidance, the Company recognized an approximate $235,000 increase in the liability for unrecognized tax benefits, which is accounted for as a reduction to the January 1, 2009 balance of retained earnings. As of June 30, 2010 and December 31, 2009, the Company had $25,000 of interest and penalties accrued.
The Company files income tax returns in the U.S. federal jurisdiction, Virginia and several other states. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2006. There are certain 2005 state tax returns which have been amended for which the statute of limitations has not yet expired.

Nexius, Inc.
Notes To Financial Statements (unaudited with respect to June 30, 2010 and 2009)
Note 7. Commitments And Contingencies
Leases: Office space occupied by the Company is rented on a month-to-month basis, and is not subject to lease terms. Total rental expense attributable to operating leases was $281,631 and $310,159 for the periods ended June 30, 2010 and 2009, respectively. Total rent expense attributable to operating leases was $517,324 for the year ended December 31, 2009.
Equipment loans payable: The Company has two equipment loans with a financial institution that were entered into during 2007. Both loans have a 5-year term and carry interest rates of 6.85% and 7.35%. The loans require monthly payments of $5,642 and $9,529, which includes principle and interest. The loans are secured by equipment and guaranteed by two of the shareholders. There is a financial covenant requiring tangible net worth to be not less than $4,000,000. The Company did not meet this covenant as of December 31, 2010 and June 30, 2010 and therefore the total outstanding balance is shown as current on the balance sheet. The balance on the notes payable as of June 30, 2010 and December 31, 2009 were $392,747 and $471,358, respectively.
Future minimum payments on the loans as of December 31, 2010 are as follows:

2010	$160,085
2011	171,954
2012	133,710
2013	5,609

$471,358

Notes payable: During the periods ended June 30, 2010 and 2009, the Company obtained one and three term loans from a related party totaling $750,000 and $2,100,000, respectively. Repayment of all four notes is to begin in January 2011 at an aggregate monthly amount of $262,643, including interest, and the loans will be paid in full in December 2011. Interest accrues on the loans at a rate of 5.25% and the unpaid balance is included with the notes payable on the balance sheet. Accrued interest will be repaid in 2011 with the principle monthly payments. Total interest expense attributable to these loans for the period ended June 30, 2010 and 2009 was $55,244 and $28,742, respectively. Total interest expense attributable to these loans during the year ended December 31, 2009 was $83,770.
The Company also obtained an unsecured note payable in 2009 that had an original balance of $9,500. The note has an interest rate of 8% and is due October 1, 2010. The balance at June 30, 2010 and December 31, 2009 was $2,398 and $7,054, respectively.
Included in the long-term notes payable amount of $2,190,824 on the balance sheet as of December 31, 2009 is the $2,100,000 of related party notes and accrued interest of $83,770 and the $7,054 balance on the unsecured note .

Nexius, Inc.
Notes To Financial Statements (unaudited with respect to June 30, 2010 and 2009)
Note 7. Commitments And Contingencies (continued)
Legal proceedings: The Company is subject to legal proceedings and claims which arise in the ordinary course of business. As of June 30, 2010, it is the opinion of management that no asserted or pending litigation or claims against the Company is expected to have a material adverse effect on the Company’s financial condition, results of operations, or liquidity.
Note 8. Subsequent Events
On July 1, 2010, Nexius sold all of its outstanding stock to comScore Inc. (NASDAQ: SCOR) for cash and comScore Inc. common stock totaling $24 million, subject to certain adjustments pursuant to the purchase agreement. Immediately preceding the sale, Nexius spun-off its Services line of business and corporate infrastructure into Nexius Solutions, Inc., and received in return 16 million shares of Series A Preferred Stock of Nexius Solutions, Inc. In conjunction with the transaction, Nexius Inc. agreed to redeem 3,188,640 shares of Nexius, Inc. common stock from one of the former owners of Nexius in exchange for the 16 million shares of Series A Preferred Nexius Solutions, Inc. preferred stock. ComScore and Nexius Solutions, Inc. have no ownership or stockholders in common. As part of the acquisition, Nexius Solutions, Inc. retains the rights to the Nexius brand.